EXHIBIT 10.3

CONSULTANT AGREEMENT

THIS CONSULTANT AGREEMENT (the “Agreement”) is made and entered into by and between PHI, Inc., a Louisiana corporation, with offices at 2001 S.E. Evangeline Thruway, Lafayette, Louisiana 70508 (the “Company”) and Michael J. McCann, an individual having an address at 105 Berwick Circle, Lafayette, LA 70508, (the “Consultant”), to be effective the weekday date immediately following his retirement from PHI in 2012 (the “Effective Date”).

In consideration of the mutual covenants, promises and representations contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Consultant agree as follows:

1.	Extent of Consulting Services and Duties of Consultant.

1.1. During the Term (as defined in Article 9), Consultant agrees to serve as a consultant of the Company in accordance with the provisions of this Article 1. During the Term, Consultant shall strive to make himself available to the Company as requested by the Company’s President and Chief Operating Officer, currently Lance Bospflug (the “Authorized Officer”), or his delegate. When so requested, and Consultant is available, Consultant will consult with officers and employees of the Company and others as may be designated by the Authorized Officer, pertaining to special projects or performing services in business related financial or risk management matters and/or federal or state regulations or litigation involving the Company within Consultant’s knowledge and experience (the “Consulting Services”). The purpose of Consultant’s duties during the Term is to provide expertise and/or advice with regard to the Company’s business, financial, regulatory or legal matters. Consultant will not have a role in the management decisions of the Company, nor shall Consultant be involved in the Company’s strategic plans or in representing that strategy to others. The particular amount of time Consultant may spend in fulfilling his Consulting Services obligations may vary from day to day or week to week, but Consultant shall use his reasonable efforts to be prepared and available at such times as are reasonably requested by the Company, which shall normally be conducted in Lafayette Parish, and will not normally exceed two (2) days per month except when the parties mutually agree to additional days in which Consultant provides services under this Agreement. Consultant shall perform his services hereunder in accordance with his best professional judgment; provided as long as such services are provided in good faith and in accordance with Consultant’s professional judgment, the services are provided hereunder “as is” with no other warranty whatsoever provided by Consultant.

1.2. During the Term, Consultant agrees that he shall not knowingly become involved in a conflict of interest with the Company or its subsidiaries or affiliates, or upon discovery thereof, allow such a conflict to continue. Moreover, Consultant agrees that he shall disclose to or discuss with the Authorized Officer any facts or circumstances which might involve such a conflict of interest. The Company and Consultant recognize that it is impossible to provide an exhaustive list of actions or interests which constitute a “conflict of interest.” Moreover, the Company and Consultant recognize that there are many borderline situations. In some instances, full disclosure of facts by the Consultant to the Authorized Officer may be all that is necessary to enable the Company to protect its interests. In others, if no improper motivation appears to exist and the interests of the Company have not suffered, prompt elimination of the outside interest will suffice.

2.	Consulting Fee.

2.1. The Company shall pay to Consultant a consulting fee of one-hundred and fifty dollars ($150.00) per hour (the “Consulting Fee”) for each hour Consultant is approved to provide services to the Company, for the Term of this Agreement. For any day in which Consultant is approved to provide services, a normal workday shall be eight (8) hours, and will include approved travel time when such travel exceeds ten (10) miles for any given day Consultant is requested to provide and does in fact does provide services to the Company; however, all such approved travel time for a given day shall be limited to eight (8) chargeable hours. For any day Consultant is approved to provide services other than by telephone for the Company, he shall be paid a minimum of four (4) hours and a maximum of eight (8) hours for that day, unless approved for additional hours by the Authorized Officer. Services provided by Consultant via telephone shall be billed as actual time (to nearest one-quarter of an hour) required for the telephone call. The Company shall provide or reimburse Consultant for pre-approved travel expenses (when required and approved for Consultant to work outside Lafayette Parish) for: (a) actual costs of air and ground transportation, including either fuel and rental fees for rental vehicles, or mileage at IRS approved reimbursement rates for use of personal vehicle; and (b) reasonable lodging accommodations and meals incurred by Consultant in accordance with Company’s existing policies for reimbursement of such expenses. Consultant will be reimbursed for Business Class travel for travel to a foreign country, so long as the total flight time each way exceeds four (4) hours.

2.2. Consultant shall maintain appropriate time and expense records pertaining to the services performed under this Agreement. Consultant shall submit all time worked and approved expenses no less than once for each calendar month, but may submit such records bi-weekly. Such records shall be subject to examination and audit by the Company until the expiration of one (1) year after final payment hereunder.

2.3. Consultant shall not be entitled to participate in, and receive benefits under, any and all pension, insurance, hospitalization, medical or disability programs or policies of the Company, except as provided for under the Separation Agreement, Release and Waiver executed by the parties on or about {DATE}.

2.4. Consultant shall pay all social security, federal income taxes, unemployment insurance, pensions, annuities or other liabilities or taxes incurred by or on behalf or for the benefit of Consultant arising out of the performance by Consultant of its obligations under this Agreement.

2.5 It is agreed by both parties, Consultant and Company, that Consultant agrees to and will be covered by applicable workers’ compensation law and that the Company will extend benefits under same to Consultant for any injury sustained while Consultant performs services for PHI within the course and scope of this agreement.

3. Independent Contractor Relationship. Throughout the Term of this Agreement, Consultant shall be an independent contractor with the full power and authority to select the means, methods and manner of performing Consulting Services hereunder; provided, however, that Consultant shall secure the approval of the Company as to the means, methods, and manner in which the Company and its affiliates are represented. Consultant will in no way be considered to be an agent, employee, or servant of the Company. Consultant shall have no authority to bind the

Company in any capacity for any purpose. It is not the purpose or intention of this Agreement or the parties to create, and the same shall not be construed as creating, any partnership, partnership relation, joint venture, agency, or employment relationship.

4.	Protection of Confidential Information.

4.1. Consultant acknowledges that the Company’s business is highly competitive and that the Company’s methods, strategies, books, records and documents, the Company’s technical information concerning its products, prospects, equipment, services and processes, procurement procedures and pricing techniques, and the names of and other information (such as credit and financial data) concerning the Company’s customers and business affiliates, all comprise confidential business information and trade secrets of the Company which are valuable, special, and unique assets of the Company which the Company uses in its business to obtain a competitive advantage over the Company’s competitors which do not know or use this information. Consultant further acknowledges that protection of the Company’s confidential business information and trade secrets against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position. Accordingly, Consultant hereby agrees that notwithstanding any other provision of this Agreement, he will not at any time make any unauthorized disclosure of any confidential business information or trade secrets of the Company (“Confidential Information”), or make any unauthorized use thereof, except for Confidential Information that is in the public domain through no fault of Consultant or as is required by law, including deposition or trial testimony by Consultant pursuant to subpoena, provided that if Consultant is requested or required (by oral question, interrogatories, request for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, Consultant will promptly notify the Company of such request or requirement so that the Company may seek an appropriate protective order or waive compliance with provisions of this Agreement. In the absence of a protective order or the receipt of a waiver hereunder, Consultant may disclose only such Confidential Information to the party compelling disclosure as is required by law. Consultant further agrees that he will cooperate with the Company in its efforts to obtain a protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

5.	Ownership of Intellectual Property.

5.1 The Company owns and will own all copyrights, patents, trade secrets, trademarks, marketing strategies, marketing programs, and other intellectual property rights, title and interest in, and pertaining to, all graphics, photographs, art work, text, drawings, brochures, videotapes, materials and other creations authored, created, written or otherwise generated, invented and/or created by Consultant (“Intellectual Property”) in connection with Consulting Services performed under this Agreement.

5.2 All Intellectual Property generated, invented or created under this Agreement shall be considered a work made for hire and owned by the Company. Consultant agrees to assign all worldwide right, title and interest to the Company in and to any and all copyrights, patents, trademarks and other intellectual property rights in any Intellectual Property developed under this Agreement or connection with Consultant’s services and work for the Company. The Consultant hereby grants to the Company, its successors and assigns, the right to file copyright and patent applications in the United States and throughout the world for the Intellectual Property in the name of the Company, its successors and assigns. Consultant hereby agrees that the Company, its successors and assigns may act as Consultant’s attorney-in-fact to execute any document that the Company, its successors and assigns, deem necessary to record this grant with the United States Copyright office or elsewhere. If requested, Consultant hereby agrees to execute any and all copyright, patent, or trade secret assignments, certificates, applications or documents requested by the Company, its successors and assigns.

5.3 Consultant agrees to promptly return, on the termination of this Agreement, or upon earlier request by the Company, all Intellectual Property, including without limitation notes, drafts, models and computer data in his control and/or possession whether supplied by the Company or authored, created or generated by Consultant in the performance of this Agreement.

6. Publishing Statements. Consultant shall refrain, both during the consulting relationship and after the consulting relationship terminates, from publishing any oral or written statements about the Company, any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents or representatives that are slanderous, libelous, or defamatory; or that disclose private or confidential information about the Company, or any of its subsidiaries or affiliates, or any of such entities’ business affairs, officers, employees, agents, or representatives; or that constitute an intrusion into the seclusion or private lives of such entities or any of their subsidiaries or affiliates, or any of such parties’ families, officers, employees, agents, or representatives; or that give rise to unreasonable publicity about the private lives of such entities’ officers, employees, agents, or representatives; or that place the Company, or any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives in a false light before the public; or that constitute a misappropriation of the name or likeness of the Company, or any of its subsidiaries or affiliates, or any of such entities’ officers, employees, agents, or representatives.

7. Opportunities Entrusted to Consultant. Consultant shall not, either during the existence of the consulting relationship or thereafter, use or appropriate, directly or indirectly, for Consultant’s own benefit or for the benefit of another, any of the business opportunities concerning the subject matter of the consulting relationship that were entrusted to Consultant by the Company.

8. Indemnity.

8.1 The Company agrees to defend, indemnify and hold Consultant harmless from all claims, demands or causes of action (“Claim”) for bodily injury, death or property damage by whomsoever made to the extent, but only to extent caused by the acts or omissions of Company or Company’s breach of its obligations under this Agreement.

8.2 Consultant agrees to defend, indemnify, and hold the Company harmless from and against any Claim for bodily injury, death or property damage, by whomsoever made to the extent, but only to the extent caused by the acts or omissions of Consultant as Consultant’s breach of his obligations under this Agreement.

8.3 Upon written request by a party entitled to indemnification pursuant to this Article 8 (the “Indemnitee”), the other party (the “Indemnitor”) shall pay the reasonable expenses incurred in defending any Claim in advance of its final disposition. Each party shall promptly notify the other party of the existence of any claim, or the threat of any claim, to which the Indemnification Obligations might apply. The Indemnitor shall select, manage, and pay the legal defense costs as a part of the indemnity obligation including any judgment amounts awarded. Each Indemnitee shall have the right, at its option and sole expense, to participate in the defense or claim without relieving the Indemnitor of any obligation hereunder. The Indemnitee shall cooperate and comply with all reasonable requests that the Indemnitor may make in connection with the defense and any settlement of a claim.

8.4 The Indemnification Obligations shall continue after the termination of this Agreement, solely as to Claims arising during the Term of this Agreement, and all rights associated with the Indemnification Obligations shall inure to the benefit of the successors or assigns of the Company and Consultant.

8.5 Neither party shall be liable to the other party for any consequential, incidental, indirect or punitive damages of any kind or character suffered by such party, including, but not limited to, loss of use, loss of profit, loss of revenue, loss of product or production whenever arising under this Agreement or as a result of, relating to or in connection with the work or services hereunder, and no such claim shall be made by either party against the other party.

9. Term and Termination.

9.1. The term of this Agreement (the “Term”) shall extend from the Effective Date for a period of six (6) months. Any extension(s) beyond the initial six (6) month term must be in writing and by mutual consent between the parties.

9.2. Company shall have the right to immediately terminate this Agreement in the event Consultant breaches this Agreement.

10. Miscellaneous.

10.1. The obligations of Consultant herein to the Company are personal to Consultant and may not be assigned by Consultant without the express written consent of the Company.

10.2. The laws of the State of Louisiana will govern the interpretation, validity and effect of this Agreement without regard to the place of execution or place of performance thereof and any disputes arising out of this Agreement shall be litigated in federal district court or state district court in Lafayette Parish, Louisiana.

10.3. If any portion of this Agreement or the release granted in this Agreement should be declared unenforceable by a court of competent jurisdiction, such unenforceable portion shall be severed and the remainder of this Agreement and the release granted by this Agreement shall remain valid and enforceable.

10.5. This Agreement replaces all previous agreements or discussions relating to the subject matters hereof, and this Agreement constitutes the entire agreement between the Company and Consultant with respect to the subject matters of this Agreement. This Agreement may not be modified in any respect by any verbal statement, representation or agreement made by any employee, officer or representative of the Company, or by any written document unless it is signed by an officer of the Company.

10.6 This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement in duplicate originals effective as of the Effective Date stated above.

PHI, INC.

By:	/s/ Richard A. Rovinelli
Name:	Richard A. Rovinelli
Title:	CAO/Director of Human Resources

Date:	November 2, 2012

CONSULTANT:

Michael J. McCann

Signature:	/s/ Michael J. McCann

Date:	November 2, 2012